EXHIBIT 21  Subsidiaries


           Entity Name                Jurisdiction             Ownership
           -----------                ------------             ---------
 LTR Antisense/Technology, Inc.       New York              Wholly Owned
 Nanolution, LLC                      New York             Wholly Owned
 Biophan Europe GmbH                  Germany              51% Ownership
 TE Bio LLC                           New York             51% Ownership


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